Exhibit 99.1

UNWIRED PLANET IMPLEMENTS NEW EXECUTIVE MANAGEMENT STRUCTURE;

ADDS TWO NEW BOARD DIRECTORS WITH INTELLECTUAL PROPERTY EXPERTISE

RENO, NV – June 4, 2013 – Unwired Planet, (Nasdaq: UPIP), today announced a streamlined management structure that includes: a president role to be filled by Eric Vetter, and the creation of an executive committee, which will be chaired by a new board member to be named later. With this new structure in place, the chief executive officer position will be eliminated.

Eric Vetter, chief financial officer of Unwired Planet, will be promoted to president and will also continue in his capacity as chief administrative officer and chief financial officer. As previously announced, Mike Mulica, former chief executive officer of Unwired Planet, will continue to serve on the Unwired Planet Board and will chair the newly formed Unwired Planet Technology Advsiory Committee. The company intends to name a new board member who will serve as chairman of the executive committee in the near future.

Simultaneously, the company today announced that Bill Marino and Philip Vachon were appointed to the company’s board of directors. Mr. Marino is currently the CEO of Pragmatus, LLC, a privately held intellectual property licensing company. Mr. Vachon is co-founder and director of IPMG AG, a privately held global intellectual property licensing firm.

“Over the past six months, Eric has demonstrated solid leadership skills and we believe our senior executive team, including Eric Vetter, Tim Robbins, and Daniel Mendez, is highly capable of delivering strong results for shareholders. We believe this new executive management structure will provide the necessary oversight and guidance for management while allowing the company to continually improve its efficiency and cost structure,” said Peter Feld, Chairman of the Board. “With the addition of Bill and Phillip we have significantly enhanced the board’s level of experience in intellectual property licensing, litigation, and operations. We are confident in our strategic plan and the team we have put together to execute on the significant opportunity in front of us.”

Unwired Planet Announces New Management Structure; Board Additions

William (Bill) Marino is the CEO of Pragmatus, LLC, where he is responsible for the portfolio acquisition and overall strategy of the company. Prior to Pragmatus, he was the CEO of Saxon Innovations, LLC and was the chief architect of the ITC strategy. While at Saxon, he also served as partner and General Counsel for Altitude Capital Partners, a private investment fund focused on investing in intellectual property. Prior to that, Mr. Marino was in private practice with two large firms, where he specialized in patent litigation. Mr. Marino has licensed over $300 million dollars in the last 8 years. He holds an undergraduate degree in Biochemistry from the University of Massachusetts and a Juris Doctor from Suffolk University. He is registered to practice at the U.S. Patent and Trademark Office

Philip A. Vachon is co-founder and director of IPMG AG, a privately held global intellectual property licensing firm, where he focuses his efforts on corporate structure, capitalization and profitable revenue growth. Prior to the formation of IPMG, Mr. Vachon advised one of the world’s largest patent holders on licensing to the telecommunications industry. Previously, he was President of Liberate Technologies during its successful IPO which raised over $500 million in financing. Prior, Mr. Vachon spent nine years at Oracle Corporation in various assignments with his last as Senior Vice President of Sales, Telecommunications Industry. Mr. Vachon has served on several technology company boards, with his last assignment as an independent director of IBC (NYSE:IBC).

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of more than 2,400 issued US and foreign patents include the technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to

Unwired Planet Announces New Management Structure; Board Additions

key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

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